Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 28, 2012, with respect to the financial statements of Cardica, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Cardica, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, CA

February 18, 2014